CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Origin Agritech Limited

No. 21 Sheng Ming Yuan Road

Changping District

Beijing 102206

China

We hereby consent to the incorporation by reference in the Registration Statements on Form 5-8 (File No. 333-166226 and 333-145865) and F-3 (File No. 333-166236) of Origin Agritech Limited and its subsidiaries and variable interest entities of our dated January 8, 2013, relating to the consolidated financial statements and the effectiveness of the Company's internal control over financial reporting, which appear in this Form 20-F.

BDO China Shu Lun Pan Certified Public Accountants LLP

Shenzhen, The People's Republic of China

January 8, 2013